                                  EXHIBIT 11

Louisiana-Pacific Corporation and Subsidiaries
Calculation of Net Income Per Share
For the Three Months Ended March 31, 1994

                                                Number of shares
                                         Including              Excluding
                                      Common Stock           Common Stock
                                       Equivalents        Equivalents (1)
                                      ------------           ------------
Weighted average number of shares
  of common stock outstanding          116,937,022            116,937,022

Annualized weighted average number
  of shares of treasury stock held
  during the period                     (6,737,781)            (6,737,781)

Common stock equivalents:
  Application of the "treasury
  stock" method to stock option
  and purchase plans                     1,540,356                    ---
                                      ------------           ------------
Weighted average number of shares
  of common stock and common stock
  equivalents                          111,739,597            110,199,241
                                      ============           ============

Rounded to                             111,740,000            110,200,000
                                      ============           ============


Net income                            $ 85,200,000           $ 85,200,000
                                      ============           ============


Net income per share                  $        .76           $        .77
                                      ============           ============


(1) Accounting Principles Board Opinion No. 15, "Earnings Per Share", allows companies to disregard dilution of less than three percent in the computation of earnings per share. Therefore, shares used in computing earnings per share for financial reporting purposes is 110,200,000 shares.


EXHIBIT 11